Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

MARVELL TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.02 par value per share, to be issued under the Marvell Technology, Inc. 2000 Employee Stock Purchase Plan, as amended and restated	Rule 457(c) and Rule 457(h)	8,000,000	$63.78	$510,240,000	$92.70 per $1,000,000	$47,300
Total Offering Amounts					$510,240,000		$47,300
Total Fee Offsets							—
Net Fee Due							$47,300

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers shares issued pursuant to certain anti-dilution provisions as set forth the Marvell Technology, Inc. 2000 Employee Stock Purchase Plan, as amended and restated, including, without limitation, shares issued as a result of any stock split, stock dividend, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Registrant’s common stock, as reported on The Nasdaq Global Select Market, on March 7, 2022.